Exhibit 10.16

December 29, 2014

Mr. Todd Warren Cooper

19 Merrill Hill

Ladera Ranch, CA 92694

toddwarrencooper@gmail.com

RE: OFFER OF EMPLOYMENT, VIA E-MAIL

Dear Mr. Cooper

Presbia PLC (Presbia) is pleased to confirm the offer join our company as President and Chief Executive Officer. This position will report to the Board of Directors through the Executive Chairman. The terms for this position are outlined below:

Position Title:	President and Chief Executive Officer, Presbia PLC

Compensation:	$400,000 Base Salary

Bonus Eligibility:	Target annual bonus is 50% of base pay based on agreed to objectives the board of directors. The bonus eligibility commences with the calendar year 2015. As CEO you will be expected to review and gain approval of the company’s annual operating plan and incentive plan with the board prior to the end of the first quarter.

Options:	The Company will grant to you 420,000 stock options such that following the granting of such stock options, you will have approximately 3.5% ownership of Presbia PLC on a fully diluted basis as of the date of the IPO. All option grants are subject to the terms and conditions of the Presbia Stock Option Plan (s). The stock option price will be based on the closing price on the IPO valuation. If there is no IPO, you will be granted an equivalent number of options in Presbia Holdings at the most current FMV (Fair Market Valuation) of the business. Options vest 20% per year over 5 years from the date of issuance.

Start Date:	To be Determined, but not later than January 12, 2015

Principal Location:	Presbia PLC, Irvine, CA.

Other Terms:	Director on the Board of Presbia PLC Severance if terminated without Cause or if you resign because the Company unilaterally reduced your base salary or diminished your title:

• 6 months base pay, paid as normal payroll over the six months

• 6 months of COBRA reimbursements, and

• vesting of any options that would otherwise vest during the same six months,

• all severance benefits subject to signing the company’s Severance and General Release Agreement.

Cause shall mean: (i) your engaging in any act of dishonesty, fraud or misrepresentation resulting in either case in economic or reputational harm to the Company; (ii) your breach of any confidentiality agreement or invention assignment agreement between you and the Company resulting in economic or reputational harm to the Company; or (iii) your being convicted of, or entering a plea of nolo contendere to, a felony or any crime of moral turpitude.

Employment Status: Exempt, Full-Time

You are to participate in all Presbia benefit programs upon date of hire, provided you complete all the required enrollment forms.

Should you accept this offer, your continued employment will require both satisfactory job performance and compliance with Presbia policies. Your compliance with these policies includes your responsibility to respect the highest level of privacy and confidentiality for all information related to CIM business.

The employment regulations require that you complete a Form W-4 tax form and Form 1-9 upon employment providing verification of your legal right to work in the U.S. You will need to bring documentation that shows proof of identity and proof of eligibility to work in the U.S. when you begin employment.

This offer is contingent upon satisfactory validation of your background and reference checks, signing an at-will agreement and an arbitration agreement before beginning employment. The “Employment At-Will Relationship,” is a document which provides that either you or Presbia may at any time terminate the employment relationship between you and Presbia for any reason or no reason, with or without cause, and with or without notice. This employment at-will relationship will be in effect at all times during your employment at Presbia.

To acknowledge your acceptance of this employment offer, please sign and return this letter as soon as possible. This Offer of Employment remains valid through December 30, 2014.

We look forward to you joining Presbia PLC.

Sincerely,

/s/ Randy Thurman

Randy Thurman

Executive Chairman of the Board

Attachments: At-Will Agreement

Arbitration Agreement Benefits Summary

Confidentiality Agreement 1-9 Sample

Accepted:	/s/ Todd Cooper	Date: 12/29/2014
Todd Warren Cooper